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Exhibit Number  16.1




January 11, 2002

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549



Dear Sir/Madam:

We have read section (a) of Item 4 included in the Form 8-K dated January 11, 2002 of Sharps Compliance Corp. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,


/s/ Arthur Andersen LLP

Arthur Andersen LLP


cc: Mr. Gary Shell, Chief Financial Officer, Sharps Compliance Corp.